Exhibit 10.19

PERFORMANCE SHARE AWARD AGREEMENT

This Performance Share Award Agreement (“Award Agreement”) is dated as of                     , 201    , by and between Southwest Gas Holdings, Inc., a California corporation (the “Company”), and              (“Grantee”).

Overview of Your Award

Aggregate Target Performance Shares: [determined by award opportunity and Beginning Stock Price]

•	[ ] shares

Performance Period: January 1, 20[    ] to December 31, 20[    ]

Peer Index:

[Peer index to be determined by the Committee.]

1. Grant and Description of Performance Shares. The Company hereby grants the Grantee performance shares (“Performance Shares”). Each Performance Share represents a share of Common Stock. Until the final number of Performance Shares is determined, the Grantee shall not have any of the rights of a shareholder of the Company with respect to the Performance Shares, except for the crediting of dividend equivalents as provided for in Section 8 below.

2. Restrictions on Alienation. Performance Shares may not be sold, transferred, pledged, assigned, or otherwise alienated in any manner, whether voluntarily, by operation of law, or otherwise, until the restrictions on the Performance Shares are removed and the Performance Shares are delivered to the Grantee in the form of shares of Common Stock.

3. Performance Shares. Vesting of Performance Shares is contingent upon              achieved by the Company for the three (3) year measurement cycle (such cycle, the “Measurement Cycle”) beginning with the fiscal year in which the Performance Shares are granted, subject to modification based on relative total shareholder return (“TSR”).              shall be calculated using generally accepted accounting principles, adjusted to exclude the impacts of company owned life insurance.

Subject to adjustment based on TSR, Performance Shares will vest as illustrated in the performance schedule below. Should the performance levels achieved be between the stated criteria below, the percentage of Performance Shares vesting will be determined by straight-line interpolation.

Performance Schedule Fiscal Years 20    -20

Performance Level	Measure	Vested Performance Shares
Below Threshold	Less than [ ]	0%
Threshold	[ ]	50%
Target	[ ]	100%
Maximum	[ ]	150%

4. TSR Modifier. The vesting of both Performance Shares is subject to further adjustment based upon the achievement of the following TSR performance goals pre-established by the Committee. For example, if the vesting percentage of Performance Shares determined based on              for the Measurement Cycle is 150% and TSR for the Measurement Cycle is in the top 75th Percentile, the percentage of Performance Shares vesting would be adjusted upward by 30% such that 195% of the target number of Performance Shares would vest.

TSR Performance Relative to Peer Index	Payout (% Adjustment)
75th Percentile or Above	30% upward

Below 75th Percentile and above 25% Percentile	0% (i.e., no adjustment)

25th Percentile or Below	15% downward

If              performance is above threshold, in the event of a downward adjustment based on TSR, the lowest percentage of Performance Shares (as applicable) that vest will be 50% of the target number of Performance Shares.

TSR shall be calculated as follows:

TSR = (Change in Stock Price + Dividends paid) / Beginning Stock Price

“Beginning Stock Price” shall mean the closing price on the applicable stock exchange of one share of Common Stock on the last trading day immediately prior to the first day of the Performance Period. “Ending Stock Price” shall mean the closing price on the applicable stock exchange of one share of Common Stock for the last trading day of the Performance Period. “Change in Stock Price” shall mean the difference between the Beginning Stock Price and the Ending Stock Price; and Dividends Paid shall mean the total of all dividends paid on one share of stock during the Performance Period.

Following the TSR calculation, the Company’s Percentile Rank shall be determined as follows:

Percentile Rank shall be determined by listing from highest TSR to lowest TSR of each company in the Peer Index (excluding the Company). The top company would have a one hundred percentile (100%) rank and the bottom company would have a zero percentile (0.0%) rank. Each company in between would be one hundred divided by n minus one (100/(n-1)) above the company below it, where “n” is the total number of companies in the Peer Index. The Company percentile rank would then be interpolated based on the Company TSR. [The companies in the Peer Index shall remain constant throughout the entire Performance Period.]

5. Forfeiture of Performance Shares.

All Performance Shares granted shall be forfeited if, prior to the removal of restrictions on the Performance Shares, the Grantee has experienced a Termination for any reason other than as described below in Section 6. Each Grantee shall execute any documents reasonably requested by the Company in connection with such forfeiture. Upon any forfeiture, all rights of the Grantee with respect to the forfeited Performance Shares shall cease and terminate, without any further obligation on the part of the Company.

6. Removal of Restrictions.

(a) Death, Disability, Certain Involuntary Terminations and Terminations following a Change in Control.

Upon Grantee’s death, Termination due to Disability, Termination due to a general reduction in force or specific elimination of the Grantee’s job (except if contemporaneously with such elimination Grantee’s suffers a Termination for Cause), or Termination for any reason following a Change in Control, restrictions placed on each Performance Share shall be removed, and the Measurement Cycle for purposes of Section 7 and Section 8 below shall be deemed to have ended. The prorated number of Performance Shares awarded shall be determined by multiplying the percentage of Performance Shares awarded at the “Target” performance level first stated above, by the ratio of actual months of service to 36 months of the original Measurement Cycle, with the resulting product being increased, if appropriate, as provided below in Section 8. The Grantee, or his or her legal representatives, beneficiaries or heirs shall be entitled to a distribution of shares of Common Stock equal in number to such prorated number of Performance Shares.

(b) Retirement.

Upon Grantee’s Retirement, the restrictions placed on the Performance Shares under Section 2 above shall not be removed and the percentage of Performance Shares earned shall not be determined until the end of the Measurement Cycle. The vested number of Performance Shares shall be determined by multiplying the ratio of actual months of service to 36 months of the original Measurement Cycle by the percentage of Performance Shares earned, based on actual performance achieved over the original Measurement Cycle with the resulting product being increased, if appropriate, as provided below in Section 8. The Grantee, or his or her legal representatives, beneficiaries or heirs shall be entitled to a distribution of shares of Common Stock equal in number to such prorated number of Performance Shares.

7. Credit of Dividend Equivalents.

The Grantee’s account shall be credited with a number of Performance Shares based on the amount of dividends that were declared and paid on shares of Common Stock during each fiscal quarter of the Measurement Cycle. The number of Performance Shares upon which dividend equivalents shall be credited for the benefit of the Grantee is the total number of Performance Shares finally determined to have been earned by the Grantee at the end of the Measurement Cycle in accordance with Sections 3 and 4 and/or 6, as appropriate. The total amount of each quarterly dividend equivalent shall be converted to the number of Performance Shares attributable to that quarterly dividend equivalent, by dividing such dividend equivalent amount by the average of the closing price of the Common Stock on the dividend payment date during the appropriate Measurement Cycle. Incremental Performance Shares credited for dividends may also earn dividend equivalents.

8. Distribution of Common Stock or Cash.

The Grantee shall receive a distribution of whole shares of Common Stock equal to the number of vested Performance Shares plus dividend equivalents, as applicable, provided the Grantee has remained in continuous service with the Company during the entire term of the Measurement Cycle (except in the event of Retirement pursuant to Section 6(b)). Distribution of shares of Common Stock shall occur as soon as administratively possible following the last trading day of the quarter in which the Measurement Cycle ends (the “Distribution Date”), but in no event later than 90 days following the last trading day of the applicable quarter. Notwithstanding the immediately preceding sentence, in the case of a distribution of shares of Common Stock on account of any Termination pursuant to Section 5, other than death, distribution of vested Performance Shares, plus any dividends payable with respect to such number of shares, on behalf of the Grantee, if the Grantee is a “specified employee” as defined in §1.409A-1(i) of the Final Regulations under Code Section 409A, to the extent otherwise required under Section 409A, shall not occur until the date which is six (6) months following the date of the Grantee’s Termination (or, if earlier, upon the death of the Grantee). Upon a distribution of shares of Common Stock as provided herein, the Company shall cause the Common Stock then being distributed to be registered in the Grantee’s name, but shall not issue certificates for the Common Stock unless the Grantee requests delivery of the certificates for the Common Stock, in writing in accordance with the procedures established by the Company. The Company shall deliver certificates to the Grantee as soon as administratively practicable following the Company’s receipt of a written request from the Grantee for delivery of the certificates. From and after the date of receipt of such distribution, the Grantee or the Grantee’s legal representatives, beneficiaries or heirs, as the case may be, shall have full rights of transfer or resale with respect to such shares subject to applicable state and federal regulations.

9. Administration.

This Award Agreement and the rights of the Grantee hereunder are subject to all the terms and conditions of the Plan. Any inconsistency between this Award Agreement and the Plan shall be resolved in favor of the Plan.

10. Miscellaneous.

(a) Nothing in this Award Agreement or the Plan shall interfere with or limit in any way the right of the Company to terminate the Grantee’s employment, nor confer upon the Grantee any right to continued employment with the Company or continued of service as a Board member.

(b) Upon the approval of the Board in its sole discretion, the Committee may terminate, amend, or modify the Plan; provided, however, that no such termination, amendment, or modification of the Plan may in any way adversely affect the Grantee’s rights under this Award Agreement without the Grantee’s written consent.

(c) The Grantee shall not have voting rights with respect to the Units until the Units are settled and have been distributed as shares of Common Stock.

(d) This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(e) This Award Agreement shall be governed by the corporate laws of the State of Nevada, without giving effect to any choice of law provisions that might otherwise refer construction or interpretation of the Agreement or the Plan to the substantive law of another jurisdiction.

(f) Notwithstanding the established performance measures in this Award Agreement, in determining attainment of any such performance measures, the Committee shall exclude the impact of the following specified objective events, except where such exclusion would result in the loss of an otherwise available exemption under Code Section 162(m): effects of accounting changes; effects of currency fluctuations; effects of financing activities (e.g., effect on earnings per share of issuing convertible debt securities); expenses for restructuring, productivity initiatives or new business initiatives; non-operating items; acquisition expenses; effects of divestitures; and effects of items that are considered to be of an unusual nature or of a type that indicates infrequency of occurrence or both.

Grantee acknowledges that this Award Agreement and the Plan set forth the entire understanding between Grantee and the Company regarding the acquisition of the Units granted pursuant to this Award Agreement. Grantee has reviewed and fully understands all provisions of this Award Agreement and the Plan in their entirety. Grantee acknowledges that Performance Shares awarded hereunder may not be sold, transferred, pledged, assigned, or otherwise alienated until the Performance Shares are vested and the Performance Shares are delivered to the Grantee in the form of shares of Common Stock.

SOUTHWEST GAS HOLDINGS, INC.

By:
John P. Hester President and Chief Executive Officer

GRANTEE

By: